Exhibit 5.1

3773 Howard Hughes Parkway, Suite 500 North Las Vegas, Nevada 89169 Tel: +.702.792.3773 Fax: +1.702.792.9002 www.gtlaw.com
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May 19, 2015
Full House Resorts, Inc. 4670 S. Fort Apache Road, Suite 190 Las Vegas, Nevada 89147

 Re: Registration Statement on Form S-8; 1,400,000 shares of Common Stock, par value $0.0001 per share

Ladies and Gentlemen:

We have acted as special counsel to Full House Resorts, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company of 1,400,000 Shares of the Company’s Common Stock (the “Shares”) issuable under the 2015 Equity Incentive Plan (the “2015 Plan”). The Shares are included in a registration statement on Form S–8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on May 19, 2015 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issuance of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to General Corporation Law of the State of Delaware and we express no opinion with respect to any other laws.

May 19, 2015 Page 2
Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when certificates representing the Shares have been manually signed by an authorized officer of the transfer agent and registrar therefor, and have been issued by the Company against payment therefor in the circumstances contemplated by the 2015 Plan, the issuance and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Greenberg Traurig LLP